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                                                                   EXHIBIT 10.12

  [Note: Asterisks denote material omitted that has been separately filed with the SEC pursuant to a request for confidential treatment.]

                          LICENSE AND SUPPLY AGREEMENT

        THIS AGREEMENT (the "Agreement"), effective as of November _____, 2000 (the "Effective Date"), is made and entered into by and between ACACIA RESEARCH CORPORATION, a Delaware corporation having a place of business at 55 South Lake Avenue, Suite B, Pasadena, California 91101 ("Acacia"), and COMBIMATRIX CORPORATION, a Delaware corporation having a place of business at 34395 SE Douglas, Suite 110, Snoqualmie, Washington 98065 (hereafter "CBMX"). Acacia and CBMX may be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

        WHEREAS, CBMX is engaged in the research, development, and commercialization of certain proprietary biochip technology, namely biological array processor technology for rapid synthesis of DNA, peptides, and other chemical compounds on software programmable semiconductor chips;

        WHEREAS, Acacia develops new technology-related companies by providing seed capital, management, technical advice, and ongoing operational support, and intends to acquire companies in the life sciences field that will utilize CBMX's biochip technology;

        WHEREAS, Acacia intends to acquire a company that owns and/or has know-how or other intellectual property rights regarding certain proprietary nucleic acid sequences and their application in the field of toxicology ("Toxco") in order to use certain of CBMX's biochip technology in that field;

        WHEREAS, upon Acacia's acquisition of Toxco, the Parties intend to execute a novation agreement whereby Toxco will be substituted for Acacia as a party to this Agreement, thereby extinguishing all of Acacia's rights and obligations hereunder;

        WHEREAS, upon commencement of commercialization of products resulting from this Agreement, Toxco will issue certain shares of Toxco common stock to CBMX;

        WHEREAS, the Parties intend for CBMX to use its biochip technology to develop products incorporating Toxco's proprietary nucleic acid sequences for Toxco's use, contract services and resale for toxicological applications;

        WHEREAS, Acacia desires to obtain, and CBMX wishes to grant, a royalty-free license to use, sell or resell, but excluding the rights to make or have made, CBMX's biochip technology in order to use and commercialize certain bioarray processors produced by CBMX with DNA oligonucleotide sequences developed or obtained by Toxco for use in the field of toxicology as provided in this Agreement; and

        WHEREAS, the Parties contemplate that CBMX will manufacture and supply commercial quantities of such products to Toxco for Toxco's use and resale for toxicological applications as provided in this Agreement;

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        NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

1.      DEFINITIONS.

As used herein, the following terms shall have the following meanings:

        1.1 "AFFILIATE" means, with respect to a Party, any person, company, or entity that controls, is controlled by, or is under common control with such Party. As used in this definition, "controls" means that the person or entity owns, directly or indirectly, fifty percent (50%) or more of the voting stock or participating profit interest of the controlled entity or otherwise has the ability to direct the management of such entity.

        1.2 "BETA PERIOD" means the period described in Section 3.2 of this Agreement.

        1.3 "CBMX KNOW-HOW" means all information, trade secrets, know-how, and any other intellectual property rights in or to any and all inventions, discoveries, processes, methods, or formulae that are (a) owned by or licensed to CBMX or its successors or affiliates (with the right to sublicense) during the term of this Agreement, and (b) necessary or useful to the manufacture, use, or sale of Toxco Chips or System Products.

        1.4 "CBMX PATENTS" means any and all patents or patent applications (including without limitation all divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions and corresponding foreign patents and patent applications) in existence or hereafter filed, at least one claim of which would be infringed by the making, using or selling of a Toxco Chip or a System Product by an unauthorized party.

        1.5 "CBMX TECHNOLOGY" means the any and all CBMX Patents, the CBMX Technology, CBMX trademarks, and CBMX Know-How.

        1.6 "CHIP" means CBMX's biochips, namely CBMX's proprietary biological array processors, and including all Improvements thereto, (but excluding, for clarity, any oligonucleotide sequence provided by Toxco to CBMX).

        1.7 "CHIP-RELATED SOFTWARE" means CBMX proprietary software that (i) controls the synthesis activities on Chips or otherwise directs the operation of the Hardware, (ii) collects data from the Hardware, (iii) analyzes and reports such data, or (iv) designs and creates appropriate oligonucleotide capture probes based on sequence inputs.

        1.8 "COMMERCIAL PERIOD" means the period described in Section 10.2 of this Agreement during which Toxco shall purchase Toxco Chips and System Products from CBMX for (a) Toxco's own use including for providing services in the Field, and/or (b) Toxco's resale to Third Parties.

        1.9 "CONFIDENTIAL INFORMATION" means information that is disclosed by a Party pursuant to this Agreement and identified as "Confidential" in writing at the time of disclosure, that is deemed by a Party to be its confidential or proprietary information, including, without



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limitation, information related to inventions, technology, know-how, trade secrets, plans, data, research, development, design, processes, manufacture, marketing, financial matters, and personnel matters, whether in oral, written, graphic, or electronic form.

        1.10 "FIELD" means Toxicology studies, development and commercial activities, and includes without limitation Toxicology research and the creation, maintenance and/or commercialization of Toxicology databases.

        1.11 "HARDWARE" means any hardware developed by or on behalf of CBMX including, but not limited to, Chip readers and hybridizers, that is necessary to use and read the Chips to conduct an assay, test or other experiment using Chips.

        1.12 "IMPROVEMENT" means any improvement or modification of know-how, technology, or an invention claimed in a patent, which, absent a license, would infringe one or more Valid Claims of the patent or misappropriate such technology or know-how.

        1.13 "IN-HOUSE CHIPS" means Toxco Chips purchased by Toxco during the Commercial Period for Toxco's own use, including, without limitation, use as part of services provided by Toxco to Third Parties or for building Toxicology databases for internal or commercial use.

        1.14 "MANUFACTURING COST" means, with respect to a particular Toxco Chip or System Product, the actual cost of goods produced to manufacture such Toxco Chip or System Products, as applicable, including direct costs that would not be incurred but for CBMX's performance under this Agreement, namely direct material, direct labor, direct overhead, and direct product testing costs of CBMX, as determined in accordance with Generally Accepted Accounting Principles consistently applied.

        1.15 "REAGENT" means a chemical or biochemical substance or set of substances required or recommended to be used with a Chip for performing a particular assay or other experiment using the Chip. A particular assay or experiment may require one or more Reagents.

        1.16 "RESPONSIBLE EXECUTIVE" means the Chief Executive Officer or duly appointed representative thereof.

        1.17 "SPECIFICATIONS" means the specifications for a particular Toxco Chip or System Product, which designate appropriate dimensions, structure, and performance and other criteria, as agreed to in advance by the Parties in writing. These Specifications may be modified by the Parties from time to time by prior written agreement.

        1.18 "SYSTEM PRODUCT" means any CBMX product related to use of Chips to perform assays or other experiments, including without limitation Hardware, Reagents, Chip-Related Software, and related protocols. A System Product may comprise cassettes, each containing a plurality of Chips ("Cassettes"), and/or kits containing reagents and protocols for sample preparation ("Reagent Kits").



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

        1.19 "THIRD PARTY" means any person or entity other than Acacia, CBMX, Toxco, or an Affiliate of any of them.

        1.20 "TOXCO" means the currently unidentified company or other business entity to be acquired by Acacia that owns or has rights to know-how or other intellectual property rights regarding certain proprietary nucleic acid sequences and their application in the Field.

        1.21 "TOXCO CHIP" means a Chip that (a) incorporates Toxco Technology as requested by Toxco under this Agreement, and (b) is covered by, or is made by a process covered by, or that otherwise utilizes, CBMX Technology.

        1.22 "TOXCO TECHNOLOGY" means Toxco's nucleic acid sequences, including any inventions and other derivative intellectual property rights, that are provided to CBMX by Toxco under this Agreement solely for CBMX to manufacture, according to the Specifications, and deliver to Toxco the Toxco Chips ordered under Article 4.

        1.23 "TOXICOLOGY" means the identification, detection, or characterization of the adverse effects (including, without limitation, cell death or damage, carcinogenicity, mutagenicity, teratogenicity, apoptosis, and necrosis) on living systems resulting from the exposure of these systems to natural or synthetic substances including, but not limited to, the identification of such potential toxic substances and their putative mechanisms of action, and the detection of correlations between toxic responses to these substances and changes in the genetic profiles of the living systems exposed to such substances.

        1.24 "VALID CLAIM" means (a) an issued claim of an issued patent within the CBMX Patents that has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim included in a pending patent application within the CBMX Patents that is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), and/or (iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent.

        1.25 "VAR CHIPS" means Toxco Chips purchased by Toxco during the Commercial Period to be used for resale to any Third Party, either directly or indirectly.

2.      LICENSE RELATIONSHIP AND GRANTS

        2.1 OVERVIEW. Pursuant to this Agreement, the Parties intend initially to conduct a beta evaluation of the Toxco Chips and System Products for use in the Field, as provided in Article 3. Upon completion of such beta evaluation, and provided that the Toxco Chips and System Products supplied by CBMX under Exhibit A are satisfactory to Toxco under such evaluation, CBMX will manufacture and supply to Toxco the Toxco Chips and System Products for commercialization by Toxco in the Field during the Commercial Period, all as provided in,



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and subject to, the terms of this Agreement. It is understood and agreed that, during the Commercial Period, Toxco will provide CBMX with new DNA oligonucleotide sequences, consistent with the Specifications, for use in manufacturing new Toxco Chips intended for use in the Field, and that CBMX will manufacture and supply such Toxco Chips as provided in Article 4.

        2.2 GRANT BY CBMX TO ACACIA. Subject to the terms of this Agreement, CBMX hereby grants to Acacia a worldwide license under the applicable CBMX Technology, to use, for Acacia's benefit or the benefit of Acacia's customers, and to resell Toxco Chips and System Products in the Field. The foregoing license shall be exclusive during the exclusivity term of Section 10.3 and non-exclusive thereafter during the term of the Agreement.

        2.3 TRADEMARK LICENSE. Subject to the terms of this Agreement, CBMX hereby grants to Acacia a worldwide, license (which license shall be exclusive during the exclusivity term of Section 10.3 and non-exclusive thereafter) under the applicable CBMX Technology to use any CBMX trademarks in conjunction with the sale of Toxco Chips and System Products to Third Parties or Acacia's use of Toxco Chips or System Products to perform services in the Field. Any such use of any applicable CBMX trademark by Acacia must be in accordance with this Agreement, and will inure to the benefit of CBMX. CBMX has the right in advance, to review and approve in writing all materials that contain a CBMX trademark and do not originate with CBMX. Without prior written consent of CBMX, Acacia may not: (i) remove any CBMX trademarks from Toxco Chips or System Products, or (ii) alter any other proprietary rights notices or other legally required notices or labels of CBMX, including copyright and patent notices. Acacia shall have the right to use any additional trademarks (other than any CBMX trademarks) that Acacia selects in its discretion with respect to its sales of Toxco Chips or services based thereon.

        2.4 GRANT BY TOXCO TO CBMX. Subject to the terms of this Agreement, Toxco shall grant to CBMX a non-exclusive, royalty-free license, with a right to grant sublicenses with the prior written approval of Toxco, which approval shall not be unreasonably withheld, under Toxco Technology for the Term of this Agreement solely to the extent useful or necessary for CBMX to manufacture and supply Toxco Chips to Toxco as provided in Article 4.

        2.5 SUBLICENSING. Any sublicensee to whom a Party has sublicensed rights under this Agreement, to the extent sublicensing is permitted under Sections 2.1 and 2.2, shall agree to be bound by all of the applicable terms and conditions of this Agreement.

        2.6 EXPANDED LICENSE. CBMX understands that Toxco may be involved in or expand into areas beyond the scope of the Licenses contemplated herein, including without limitation, the fields concerning the evaluation of potency and efficacy of drug candidates. The Parties agree to negotiate in good faith expanded licenses under the CBMX Technology to cover additional fields beyond Toxicology as requested by Toxco. CBMX shall be under no obligation, however, to execute any such expanded license.

        2.7 TOXCO'S RIGHT TO DEVELOP PRODUCTS. Nothing in this Agreement will prevent Toxco from developing any products in the Field during or after the term of this Agreement, including chip based products, that do not derive from CBMX Technology.



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        2.8 CBMX RIGHT OF NEGOTIATION. If Toxco chooses to resell Toxco Chips through a Third Party distributor, dealer, or reseller, it shall give written notice to CBMX of such decisions and shall permit CBMX (if it so chooses in its sole discretion) the right to negotiate with Toxco for up to sixty (60) days after CBMX's receipt of such notice, a distribution agreement for such Toxco Chips. Toxco will be under no obligation to execute any such distribution agreement with CBMX. If the Parties do not execute such agreement at the expiration of the sixty (60) day negotiation period, Toxco will be free to execute such agreement with any Third Party.

        2.9 ACQUISITION OR FORMATION OF TOXCO; NOVATION. Acacia shall acquire Toxco by the six month anniversary of the Effective Date and the Parties and Toxco shall execute a novation agreement within thirty (30) days thereafter, whereby Toxco will (i) be substituted for Acacia as a party to this Agreement, thereby extinguishing all of Acacia's rights and obligations hereunder, and (ii) assume all of Acacia's obligations hereunder including any obligations directed at "Toxco". Upon Toxco's request, Toxco and CBMX will execute an Amended and Restated License Agreement containing terms substantially equivalent with those contained in this Agreement to reflect the substitution of Toxco for Acacia under the Agreement. If Acacia fails to acquire Toxco by the six month anniversary of the Effective Date, this Agreement shall terminate as provided in
Section 10.5.

        2.10 TRANSFER OF TOXCO TECHNOLOGY. Within thirty (30) days from the date on which the Parties and Toxco enter into a novation agreement as provided in
Section 2.9, Toxco shall transfer to CBMX the applicable Toxco Technology as needed for CBMX to use in fulfilling its obligations under this Agreement.

3.      BETA EVALUATION

        3.1 PURPOSE AND SCOPE. To provide for an initial evaluation by Toxco of Toxco Chips and System Products, and to enable CBMX to complete any work needed to manufacture the intended Toxco Chips and System Products, the Parties intend for CBMX and Toxco to conduct a "beta" evaluation of the Toxco Chips and System Products during the Beta Period. As described in more detail in Exhibit A attached to this Agreement and incorporated herein, under this beta evaluation Toxco will supply to CBMX certain DNA oligonucleotide sequences or DNA oligonucleotide sequence information, and CBMX shall prepare Toxco Chips (for example, Toxco Chips containing oligonucleotides complimentary to such sequences that can bind and detect such sequences in applicable assays). CBMX will then supply such Toxco Chips, and related System Products, to Toxco for evaluation by Toxco, all as provided in Exhibit A attached hereto. The Parties estimate that the Beta Period shall last approximately three months. All costs and expenses of CBMX activities under the Beta Period shall be borne by CBMX. During the Beta Period, CBMX will supply Toxco between 10 and 25 Toxco Chips per month at no additional cost to Toxco.

        3.2 BETA PERIOD. The Beta Period shall commence on the date CBMX receives Toxco Technology from Toxco as provided in Section 2.10 of this Agreement (i.e. the first set of DNA oligonucleotide sequences or DNA oligonucleotide sequence information), and shall expire at such time as Toxco determines in its reasonable discretion that at least one (1) Toxco Chip has been successfully developed and is ready for commercial use or resale, provided that if the Beta Period has lasted a total of three months, and at that time CBMX demonstrates to Toxco that it



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has begun commercial supply of Chips to another of its beta customers, then CBMX may at that time elect to terminate the Beta Period and commence the Commercial Period at the end of a one month period thereafter, or such longer period if Toxco makes a reasonable showing that additional evaluation is needed to develop at least one Toxco Chip product that is ready for commercial use or resale, without regard to products, other than System Products, that Toxco may use or resell.

        3.3 ACCESS TO FACILITIES. Toxco shall have the right to have its representatives visit CBMX's facilities from time to time and observe CBMX's activities and obtain information in connection with the Product Development Program. Toxco shall give CBMX at least five (5) business days advance notice of any such visit. CBMX shall have the right to take such steps as CBMX reasonably deems necessary, in its discretion, to protect the trade secrets and other proprietary information of CBMX or any Third Party from disclosure during any visit by Toxco personnel.

        3.4 CONDUCT OF BETA EVALUATION. Each Party's rights and obligations with respect to the beta evaluation to be conducted during the Beta Period as are set forth in Exhibit A attached hereto. Each Party shall use its good faith reasonable efforts and business and scientific judgment, as applied to commercial development projects, to allocate sufficient time, effort, equipment, personnel, and facilities to carry out its respective obligations under the beta evaluation during the Beta Period.

4.      COMMERCIAL SUPPLY

        4.1 COMMERCIAL PERIOD. The Parties agree that, unless otherwise agreed to in writing, CBMX shall manufacture (or have manufactured on its behalf) and supply to Toxco, pursuant to the terms of this Agreement, all of Toxco's quantity requirements for Toxco Chips and System Products during the Commercial Period (set forth in Section 10.2 of this Agreement) at the prices set forth in
Section 5.5 for (a) Toxco's own use including for providing services in the Field, and/or (b) Toxco's resale to Third Parties for use in the Field. During the Agreement, Toxco may provide CBMX with new or different DNA oligonucleotide sequences consistent with the Specifications for incorporation into new Toxco Chip products, and CBMX agrees to make such new Toxco Chip products and supply same to Toxco as provided in this Article 4. Toxco understands that in the event of a capacity shortage by CBMX, CBMX will first notify Toxco of such shortage and will use reasonable efforts to allocate its capacity among its customers, but in no case will CBMX be required to allocate greater than [*************] of its capacity to manufacture and supply Toxco Chips and System Products for Toxco during such shortage or ever without prior written agreement of the Parties.

        4.2 EXCLUSIVITY. During the Exclusivity Period set forth in Section 10.3 of this Agreement, CBMX agrees that it (i) shall not provide services in the Field, (ii) shall not sell any Chip or any System Product to [************* ***********************************************] and (iii) shall take the steps indicated below to avoid selling any Chip or any System Product for use in the Field to [********************************************************************].
During such Exclusivity Period, prior to delivering Chips or System Products to such Third Parties, CBMX shall cause [************************] to represent and warrant in writing that [******************************************************
***********************************************], and



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CBMX shall obtain appropriate audit rights to verify such non-use. [**********
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************].
Notwithstanding the previous sentence, CBMX shall not be prohibited from selling Chips or any other biochip related products in the Field to pharmaceutical companies, academic institutions, and not-for-profit institutions. In addition, CBMX agrees not to promote, market, sell or otherwise transfer any Toxco Chip, or any Chip or other biochip related product containing DNA oligonucleotide sequences substantially similar to those contained in any Toxco Chip, to any Third Party for any reason, without prior written permission of Toxco, except as otherwise provided below. Nothing in this Section 4.2 shall prevent CBMX from selling to a Third Party customer any Chip or other biochip product that contains DNA sequences that are the same as or similar to the DNA sequences in any Toxco Chip so long as (i) such sequences were provided to CBMX by such Third Party customer, (ii) were not previously disclosed to such Third Party customer by CBMX, and (iii) if such Third Party customer [****************************** ********], CBMX shall follow the provisions set forth in the first two sentences of this section 4.2.

        4.3 ORDERS. Any purchase orders for Toxco Chips and/or System Products submitted by Toxco shall be governed exclusively by the terms set forth in this Agreement, unless otherwise agreed in writing between the Parties. Any term or condition in any order, confirmation, or other document furnished by Toxco or CBMX that is in any way inconsistent with these terms and conditions is hereby expressly rejected. Within thirty (30) days of Toxco's written notice to CBMX indicating successful developments of at least one Toxco Chip by CBMX under
Section 3.5 of this Agreement, but no later than six (6) months after the commencement of the Beta Period, Toxco shall submit to CBMX its first binding purchase order for its requirements of Toxco Chips and System Products. CBMX shall deliver to Toxco the Toxco Chips and/or System Products ordered in accordance with the purchase order within ten (10) days of CBMX's receipt of such purchase order. Thereafter, Toxco shall submit binding purchase orders for its requirements of Toxco Chips and System Products to CBMX on a monthly basis. CBMX shall deliver to Toxco the Toxco Chips and/or System Products ordered in accordance with these monthly purchase orders within ten (10) days of CBMX's receipt of such purchase orders. Toxco shall specify in all purchase orders submitted to CBMX under this Section the number of Toxco Chips ordered therein that are to be used as VAR Chips or as In-House Chips. No Toxco order for Toxco Chips or System Products can exceed ten percent (10%) of CBMX annual manufacturing capacity without prior written approval from CBMX.

        4.4 DELIVERY. Unless otherwise agreed by the Parties in writing, delivery of Toxco Chips and System Products shall be FOB CBMX's facility, where risk of loss shall pass to Toxco upon CBMX tender of such products to a common carrier at CBMX's facility, and Toxco shall pay any applicable freight and insurance costs. CBMX will package and ship Toxco Chips and System Products in accordance with CBMX's customary practices for such products, unless otherwise specified and paid for by Toxco. Toxco will be responsible for any sales, use, excise,



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or similar taxes customarily paid by the buyer resulting from the sale of the
Toxco Chips and System Products from CBMX to Toxco.

        4.5 MINIMUM PURCHASE REQUIREMENTS FOR TOXCO CHIPS. During the first year of the Commercial Period, Toxco shall purchase from CBMX, and CBMX shall supply to Toxco, not less than [******************************] VAR Chips and [*******
******************] In-House Chips. Upon the expiration of the first year of the Commercial Period, Toxco and CBMX agree to negotiate in good faith to amend this Agreement to provide for the minimum commercial quantities of VAR Chips and In-House Chips that Toxco shall purchase during the second and third years of the Commercial Period. Toxco currently estimates that it shall order from CBMX not less than [*********] VAR Chips and [*************************************
*******] In-House Chips during the second year of the Commercial Period, and not less than [*************] VAR Chips and [*****************************] In-House
Chips during the third year of the Commercial Period. CBMX and Toxco understand that Toxco's minimum commercial requirements during the second and third years of the Commercial Period are only estimates and CBMX and Toxco agree that such requirements are not binding under this Agreement and that any failure by CBMX or Toxco to meet these requirements will not constitute a breach of this Agreement.

        4.6 INSPECTION, ACCEPTANCE, AND REJECTION. Within seven (7) days of receipt of each shipment of Toxco Chips or System Products, Toxco shall perform a visual inspection, including examination of the external appearance and integrity of the packaging as appropriate. If Toxco finds, based upon its visual inspection, that the Toxco Chips or System Products are defective, Toxco shall, within seven (7) days after the discovery of any defects of Toxco Chips or System Products, give CBMX written notice of any claim setting forth the details of such defects, or otherwise shall be deemed to have accepted the Toxco Chips. CBMX shall repair or replace any defective Toxco Chips or System Products at CBMX's expense and at no cost to Toxco. At CBMX's election, any defective Toxco Chips or System Products shall either be destroyed or returned to CBMX at CBMX's expense.

        4.7 CONFORMANCE WITH SPECIFICATIONS. Toxco Chips supplied hereunder will conform to the Specifications as agreed to in writing by the Parties.

        4.8 LIMITED COMMERCIAL WARRANTY. CBMX warrants (i) that it has good and marketable title to the Toxco Chips and System Products sold hereunder and (ii) that for a period of ninety (90) days from the date of delivery, Toxco Chips conform to the Specifications and are free from defects in material and workmanship. If the Toxco Chips or System Products fail to meet said warranties, CBMX shall replace the non-conforming Toxco Chips or System Products at no cost to Toxco. The foregoing is Toxco's sole and exclusive remedy for CBMX's failure to deliver or supply Toxco Chips or System Products that meet the foregoing warranties. The Toxco Chips and System Products are not approved medical devices, may not be used for diagnostic applications and do not have United States Food and Drug Administration ("FDA") approval. No patent license is conveyed to Toxco to use, and Toxco agrees not to use, the Toxco chips or System Products or any of their components in any setting requiring FDA or similar regulatory approval. CBMX HEREBY DISCLAIMS THAT USE OF ANY OF THE DNA OLIGONUCLEOTIDES PROVIDED ON THE TOXCO CHIPS WILL BE FRE FROM INFRINGEMENT OF THIRD PARTY RIGHTS. CBMX MAKES NO OTHER WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF



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MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PARTICULAR PURPOSE (EVEN IF
THAT PURPOSE IS KNOWN TO CBMX).

5.      FINANCIAL TERMS

        5.1 LICENSE FEE. Upon expiration of the Beta Period under Section 3.5 of this Agreement, unless earlier terminated under Section 10.6, and in consideration for the license and exclusivity rights granted to Acacia in this Agreement, Acacia shall pay CBMX a non-refundable license fee of one million dollars ($1,000,000). Such fee will be payable in four (4) equal quarterly installments with the first installment due at the time Toxco places its first purchase order of the Commercial Period. CBMX understands that such license fee shall not be due unless the first purchase order is executed between the Parties during the Commercial Period.

        5.2    EQUITY INTEREST.

               (a) Upon commencement of the Commercial Period, Toxco shall issue to CBMX, as further consideration for its receipt of the intangible property rights granted under this Agreement, the number of shares of common stock of Toxco equal to ten percent (10%) of the total equity interest in Toxco on the Acquisition Date. Such issuance shall be pursuant to the Investors Rights and Co-Sale Agreements attached in Exhibits C and D respectively hereto. Such rights may be terminated by Acacia if it reasonably determines that the presence of such rights is materially and adversely impeding Toxco's ability, after the use by Acacia of commercially reasonable efforts to obtain financing without amending or modifying CBMX's investor rights, to conduct further financing on reasonable terms.

               (b) In addition, any stock purchase agreement ("SPA") executed pursuant to this Section 5.2 shall provide that Toxco will grant additional shares of common stock to CBMX, at no extra cost to CBMX, through Toxco's first round of financing of at least $5,000,000 following the acquisition date, to the extent necessary for CBMX to maintain a ten percent (10%) equity interest in Toxco.

        5.3 COMMERCIAL RATES FOR TOXCO CHIPS AND SYSTEM PRODUCTS. Toxco shall pay to CBMX the rates set forth in this section for Toxco Chips and System Products ordered and delivered during the Commercial Period. CBMX shall invoice Toxco as such products are shipped for Toxco Chips and System Products ordered by Toxco.

               (a) REAGENT KITS. Toxco shall pay CBMX's actual Manufacturing Cost, plus forty percent (40%) of such cost for Reagent kits.

               (b) HARDWARE. Toxco shall pay CBMX's actual Manufacturing Cost, plus ten percent (10%) of such cost for Hardware.

               (c) TOXCO CHIPS. Depending upon the use for which Toxco is purchasing Toxco Chips, Toxco shall pay the lesser of either (i) fifty percent (50%) of the average net sales price per Chip paid by all Third Party's to CBMX during the six (6) month period preceding the date of Toxco's order, or (ii) the price as indicated in the table below.


                                     [***]


                                     [***]


        5.4 RECORDS AND AUDITS. During the term of this Agreement and for a period of three (3) years thereafter, Toxco shall keep complete and accurate records pertaining to the sale or other disposition of Toxco Chips commercialized by it, to the extent necessary to permit CBMX to confirm the accuracy of the payments made hereunder with respect to purchases of Toxco Chips, solely by verifying Toxco's allocation of Toxco Chip purchases as to In-House Chips and VAR Chips. During the Commercial Period and for a period of three (3) years thereafter, CBMX shall keep complete and accurate records pertaining to the manufacture of Chips and their sale to Third Parties in sufficient detail to permit Toxco to confirm the accuracy of all payments made hereunder and Manufacturing Costs. Either Party, through a certified public accountant, shall have the right to access the other Party's records for the sole purpose of verifying the reports regarding amounts due. Such access shall be conducted after reasonable prior notice by the Party requesting such audit during the other Party's ordinary business hours and shall not be more frequent than once during each calendar year. Said accountant shall not disclose a Party's confidential information, except to the extent that such disclosure is necessary to verify the accuracy of payment obligations hereunder. The Party requesting the audit shall bear the full cost of the audit unless such audit discloses a variance of the amount actually owed during a year of more than five percent (5%) from the amount previously paid for such year. In such case, the Party in error shall bear the full cost of such audit. The term of this Section shall survive any termination or expiration of this Agreement for a period of three (3) years.

6.      OWNERSHIP OF INTELLECTUAL PROPERTY

        6.1 OWNERSHIP. Toxco shall own all right, title, and interest in and to Toxco Technology including, without limitation, all patent, copyright, trade secret, and any other intellectual property rights therein. CBMX shall own all right , title, and interest in and to CBMX Technology including, without limitation, all patent, copyright, trade secret, and any other intellectual property rights therein.

        6.2    IMPROVEMENTS.

               (a) CBMX shall own all right, title, and interest in and to any ideas, innovations, discoveries, improvements, or inventions (whether or not patentable) acquired, discovered, conceived, and/or reduced to practice by CBMX during the term of this Agreement. CBMX may obtain patent, copyright, and/or other proprietary protection relating to such ideas, innovations, discoveries, improvements, and inventions.

               (b) Toxco shall own all right, title, and interest in and to any ideas, innovations, discoveries, improvements, or inventions (whether or not patentable) acquired, discovered, conceived, and/or reduced to practice by Toxco during the term of this Agreement.

Toxco may obtain patent, copyright, and/or other proprietary protection relating to such ideas, innovations, discoveries, improvements, and inventions.

               (c) "Chip Improvement Invention" shall mean any invention to the extent, and only to the extent, that such invention (i) is conceived and/or first reduced to practice by Toxco using the Toxco Chip or a System Product, or
(ii) constitutes a probe array manufacturing technique, probe array layout techniques, or a probe array packaging technique applicable generally to the design and manufacture of probe arrays. Notwithstanding Section 6.2(b) above, CBMX shall own all right, title, and interest in and to all Chip Improvement Inventions, subject only to the license rights granted below. Toxco agrees to use reasonable efforts to report any Chip Improvement Invention to CBMX and to assign to CBMX any rights to Chip Improvement Inventions as is necessary for CBMX to achieve such sole ownership.

               (d) Except to the extent prohibited by applicable law, CBMX hereby grants to Toxco a fully paid-up, royalty-free, worldwide, non-exclusive license to all Chip Improvement Inventions in the Field.

        6.3    INFRINGEMENT OF CBMX TECHNOLOGY BY THIRD PARTIES.

               (a) NOTICE. Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the CBMX Technology that may adversely impact the rights of the Parties hereunder, of which it becomes aware.

               (b) ENFORCEMENT ACTION. In the event that the Parties become aware of any alleged or threatened infringement of the CBMX Technology, CBMX shall have the right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such CBMX Technology.

        6.4 PATENT MARKING. CBMX shall mark all Toxco Chips and System Products used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws to the extent such marking is required by applicable patent law to preserve CBMX Patents. Toxco agrees not to remove or modify any CBMX trademark or marking of CBMX.

7.      CONFIDENTIALITY

        7.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for five (5) years thereafter or until issuance of United States Letters Patent or publication of a foreign patent application with respect the particular subject matter thereof, whichever is earlier; provided however that information which is disclosed in writing, or, if disclosed orally, is confirmed within thirty (30) days in writing, and which is identified in writing as being a trade secret of the providing Party, shall be maintained in secret until such time as it no longer qualifies as a trade secret or until such time as the providing Party advises the recipient in writing that such information is no longer a trade secret, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this

Agreement, except that the foregoing shall not apply to any information that the receiving Party can demonstrate by competent proof:

               (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

               (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

               (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of such Agreements; or

               (d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

        7.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for the following reasons:

               (a) filing or prosecuting patents relating to Licensed Product;

               (b) regulatory filings;

               (c) prosecuting or defending litigation;

               (d) complying with applicable governmental regulations; and

               (e) disclosure to Affiliates or sublicensees who agree to be bound by similar terms of confidentiality.

        Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 7.2 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of confidential information hereunder.

        7.3 EMPLOYEES; AGENTS. CBMX and Acacia shall ensure that each employee, consultant, or other agent of CBMX, Acacia, or any of its Affiliates and sublicensees who has access to Confidential Information is bound to obligations of confidentiality and non-use at least equivalent in scope to those set forth in Sections 7.1 and 7.2.

        7.4 TERMS OF THIS AGREEMENT AND PRESS RELEASE. The Parties agree that the material terms of this Agreement shall be considered Confidential Information. The Parties will consult with one another and agree on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law. Notwithstanding any terms of this Agreement, each Party may issue a press release announcing the existence and general nature of this Agreement.

8.      REPRESENTATIONS AND WARRANTIES

        8.1    REPRESENTATIONS AND WARRANTIES OF ACACIA.

               (a) CORPORATE POWER. Acacia is duly organized and validly existing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

               (b) DUE AUTHORIZATION. Acacia is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Acacia's behalf has been duly authorized to do so by all requisite corporate action.

               (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon Acacia and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Acacia does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

               (d) VALIDITY. Acacia is aware of no action, suit, inquiry, or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

        8.2    REPRESENTATIONS AND WARRANTIES OF CBMX.

               (a) CORPORATE POWER. CBMX is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

               (b) DUE AUTHORIZATION. CBMX is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on CBMX's behalf has been duly authorized to do so by all requisite corporate action.

               (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon CBMX and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by CBMX does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

               (d) VALIDITY. CBMX is aware of no action, suit, inquiry, or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

               (e) LICENSE GRANT. CBMX represents that CBMX has sufficient legal title under CBMX Technology to grant a license to Acacia as set forth in Section
2.1 and warrants to the best of its knowledge that no additional license fees will be due to any Third Party under such license.

               (f) NON-INFRINGEMENT. CBMX represents that the to its knowledge CBMX Technology does not infringe any patent, trademark, or copyright with respect to the incorporation of CBMX Technology into Toxco Chips. CBMX is not aware of the existence of any lawsuits or claims, either asserted or implied, of CBMX Technology's infringement of a patent or other proprietary right anywhere in the world.

9.      INDEMNIFICATION

        9.1 INDEMNIFICATION BY CBMX. CBMX hereby agrees to indemnify, defend, and hold Toxco and its customers and their respective directors, officers, agents, and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses, or loss, including reasonable legal expenses and reasonable attorneys' fees (collectively, "Claims"), to the extent that such Claim or Claims arise from (i) any manufacturing defects of the Toxco Chip or the System Product, (ii) the Toxco Chip's or System Product's infringement of a Third Party's intellectual property, (iii) the negligence or willful misconduct of CBMX, or (iv) CBMX's breach or alleged breach of the representations and warranties set forth in Sections 4.8 and 8.2, provided Toxco notifies CBMX promptly in writing of the Claims and gives CBMX sole control of the defense. In no case may CBMX settle any Claim in which Toxco is a named defendant or which may affect Toxco's rights without prior written consent of Toxco, which consent shall not be unreasonably withheld. The foregoing indemnities shall not apply to the extent such Claims are covered by Toxco's indemnity set forth in Section 9.2 below.

        9.2 INDEMNIFICATION BY TOXCO. Toxco hereby agrees to indemnify, defend, and hold CBMX and its directors, officers, agents, and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses, or loss, including reasonable legal expenses and attorneys' fees (collectively, "Claims"), to the extent that such Claim or Claims arise from (i) the Toxco Technology's infringement of a Third Party's intellectual property rights, (ii) the negligence or willful misconduct of Toxco, or (iii) Toxco's breaches of the representations and warranties set forth in Section 8.1, provided CBMX notifies Toxco promptly in writing of the action and gives Toxco sole control of the Defense. In no case may Toxco settle any Claim in which CBMX is a named defendant or which may affect CBMX's rights without prior written consent of CBMX, which consent shall not be unreasonably withheld. The foregoing indemnities shall not apply to the extent such Claims are covered by CBMX's indemnity set forth in Section 9.1 above.

        9.3 CONTROL OF DEFENSE. If a Party is entitled to indemnification under
Section 9.1 or 9.2 (the "Indemnified Party"), it shall give written notice to the Party providing indemnification (the "Indemnifying Party") of any Claims that may be subject to indemnification promptly after learning of such Claim, and the Indemnifying Party shall assume the defense of such Claims with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed by the Indemnifying Party with counsel so selected, the Indemnifying Party will not be subject to any liability for any settlement of such Claims made by the Indemnified Party without the

Indemnifying Party's consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the Indemnified Party with respect to such Claims.

10.     TERM; TERMINATION

        10.1 TERM. The term of this Agreement shall commence upon the Effective Date and shall expire on the expiration of the Commercial Period, unless earlier terminated as provided below in this Article 10.

        10.2 TERM OF COMMERCIAL PERIOD. The Commercial Period shall commence upon the date expiration of the Beta Period, unless the Agreement is terminated under Section 10.6, and shall continue until the fifth (5th) anniversary of such date, unless extended as provided below. The Commercial Period will automatically be extended for additional one (1) year terms after such fifth
(5th) anniversary unless either party provides written notice to the other, at least sixty (60) days prior to such fifth (5th) anniversary or the then current Commercial Period expiration date, that it wishes to terminate the Commercial Period.

        10.3 TERM OF EXCLUSIVITY PERIOD. The Exclusivity Period shall commence on the date of CBMX's first delivery of Toxco Chips to Toxco for commercial resale, and shall terminate on the one (1) year anniversary of the commencement of the Commercial Period. Toxco may request an extension of the Exclusivity Period upon thirty (30) days written notice to CBMX for an additional one (1) year term, which may be granted by CBMX at CBMX's discretion.

        10.4 TERMINATION FOR MATERIAL BREACH. If either Party is in material breach of this Agreement, the other Party may terminate the Agreement upon sixty
(60) days prior written notice if such breach has not been cured within such sixty (60) day period.

        10.5 TERMINATION FOR ACACIA'S FAILURE TO ACQUIRE TOXCO. In the event that Acacia fails to acquire Toxco within six (6) months from the Effective Date of this Agreement, this Agreement shall terminate.

        10.6 TERMINATION BY ACACIA. Acacia shall have the right to terminate the Agreement on thirty (30) days prior written notice, if the results of the beta evaluation under Exhibit A are not acceptable to Acacia.

        10.7 ACCRUED RIGHTS; SURVIVING OBLIGATIONS. Termination of this Agreement shall not affect any accrued rights of either Party. The terms of Sections 1 (Definitions), 4.8 (Limited Commercial Warranty), 5.4 (Records and Audits), 6 (Ownership of Intellectual Property), 7 (Confidentiality), 9 (Indemnification), 11 (Governing Law; Dispute Resolution), 12.8 (Headings), 12.9 (Limitation of Liability), and 12.10 (Counterparts) of this Agreement shall survive termination of this Agreement.

11.     GOVERNING LAW; DISPUTE RESOLUTION

        11.1 GOVERNING LAW. This Agreement shall be governed by Delaware law, excluding its choice of law rules.

        11.2 ARBITRATION. Any controversy or claim arising out of or related to the Parties' obligations under this Agreement, or the breach thereof, shall be settled by arbitration conducted in the State of Delaware and, except as otherwise provided in this Section 11.2, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted as set forth in the Federal Rules of Civil Procedure with respect to the performance by the Parties of their obligations under this Agreement and such other matters as the arbitrators may determine (it being the intent of the Parties that full discovery occur with respect to salient facts). Judgment upon an award rendered by the Arbitrator shall be binding and may be entered in any court in Delaware, and the Parties consent to jurisdiction therein for the purpose of such enforcement.

12.     GENERAL PROVISIONS

        12.1 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mailed addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when faxed or mailed as evidenced by the postmark at the point of mailing.

All notices to Acacia shall be addressed as follows:

        Acacia Research Corporation
        55 South Lake Avenue
        Suite B
        Pasadena, California  91101
        Attn:

    with a copy to:

        Cooley Godward LLP
        Five Palo Alto Square
        3000 El Camino Real
        Palo Alto, California  94306
        Attn:  Barclay Kamb, Esq.

        All notices to CBMX shall be addressed as follows:

        CombiMatrix Corporation
        3439 S SE Douglas
        Suite 110
        Snoqualmie, Washington  98065

Any Party may, by written notice to the other, designate a new address or fax number to which notice to that Party shall thereafter be mailed or faxed.

        12.2 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of the failure or delay of performance by the defaulting Party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar or dissimilar cause beyond the defaulting Party's reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming force majeure has exerted and continues to exert all reasonable efforts to overcome the same.

        12.3 ENTIRETY OF AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and no Party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of each of the Parties.

        12.4 NON-WAIVER. The failure of a Party in one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

        12.5 DISCLAIMER OF AGENCY. This Agreement shall not constitute any Party the legal representative or agent of the other, nor shall any Party have the right or authority to assume, create, or incur any third-party liability or obligation of any kind, either express or implied, against, in the name of, or on behalf of the other except as expressly set forth in this Agreement.

        12.6 SEVERANCE. If any Section or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or if any government or other agency having jurisdiction over either CBMX or Acacia deems any Section or part thereof to be contrary to any antitrust or competition laws, then such declaration shall not affect the remainder of the Section or other Sections. To the extent possible, the Parties shall revise such invalidated Section or part thereof in a manner that will render such provision valid without impairing the Parties' original intent.

        12.7 AFFILIATES, ASSIGNMENT. A Party may discharge any obligations and exercise any rights hereunder through an Affiliate of that Party. References to a Party shall include any Affiliate of that Party to whom such an assignment or delegation has been made or ratified. Except as provided in this Section, neither Party shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other Party, and any attempted delegation or assignment without such written consent shall be of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the Parties.

        12.8 HEADINGS. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

        12.9 LIMITATION OF LIABILITY. No Party shall be liable to another for indirect, incidental, consequential, or special damages, including, but not limited to, lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages. Nothing in this Section is intended to limit or restrict the indemnification rights or obligations of any Party.

        12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

ACACIA RESEARCH CORPORATION                  COMBIMATRIX CORPORATION



-----------------------------------          -----------------------------------
By:                                          By:
Title:                                       Title: